Exhibit 10.8
***Text Omitted and Filed Separately
with the Securities and Exchange Commission.
Confidential Treatment Requested
Under 17 C.F.R. Sections 200.80(b)(4)
and 240.24b-2.

Amendment 13

To the Product Purchase Agreement No. 02542-606507

This AMENDMENT 13 (the "Amendment ") amends that certain Product Purchase Agreement No. 02542-606507 (the "Agreement") dated September 9, 2007, by and between Dot Hill Systems Corp ("Supplier") a corporation organized and operating under the laws of Delaware with its principal place of business at 1351 S. Sunset Street, Longmont, Colorado 80501 and Hewlett-Packard Company ("HP"), a Delaware corporation, with offices at 3000 Hanover Street, Palo Alto, California 94304. Supplier and HP may be referred to individually as "Party” and collectively as "Parties".

RECITALS

WHEREAS, HP and Supplier have previously entered into the Agreement stated above;

WHEREAS, the purpose of this Amendment is to set forth commercial and other terms and conditions for OEM Product sold by Supplier and purchased by HP pursuant to the Agreement;

WHEREAS, HP and Supplier desire to amend the Agreement as herein provided;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, HP and Supplier hereby agree as follows:

1.The effective date ("Effective Date") of this Amendment is the last signature date below.

2.Exhibit K "Service and Support Requirements" is replaced entirely by the Exhibit K (Revision 1) attached hereto and made a part hereof.

The Agreement continues in full force and effect, and except as may be expressly set forth in this Amendment, the Agreement is unchanged.

IN WITNESS WHEREOF, the Parties, intending to be legally bound hereby, have executed this Agreement as of the
Effective Date.

DOT HILL SYSTEMS CORP.	HEWLETT-PACKARD COMPANY
/s/ Hanif Jamal	/s/ Reoch
Authorized Representative	Authorized Representative
9/17/2013	9/25/2013
Date	Date
Hanif Jamal	Reoch
Printed Name	Printed Name
CFO	Director of Procurement
Title	Title

Exhibit 10.8

Exhibit K Revision 1

Service and Support Requirements

This Exhibit contains additional provisions related to Service and Support Requirements including the provision of one or more particular parts, assemblies, or subcomponents of Product for new buy and/or repair. This Exhibit forms part of the Hardware Product Purchase Agreement ("Agreement").

1.	Scope. This Exhibit provides additional terms applicable to HP and Supplier's agreements regarding service and support. This Exhibit includes:

1.1	Attachment 1 -Services Technical and Quality Requirements

1.2	Attachment 2 - intentionally left blank

1.3	Attachment 3 - intentionally left blank

1.4	Attachment 4- Regional and Global Contact Information

1.5	Attachment 5- Global Data Storage Device Handling and Security Standards

2.	Definitions.

2.1	"End of Manufacturing Life" (EOML) is the date on which Supplier no longer manufactures Product(s) for full scale production use.

2.2
"Equivalent-to-New" means Spares that have been inspected, refurbished or repaired as necessary, and determined to be equivalent to new in appearance, revision level, performance, compatibility and reliability.

2.3	"Field Returns" means a part that has been removed during a service event or a failed Spare and physically returned to HP, an HP authorized third party or directly to Supplier.

2.4
"HP Unique Parts" means any component part that is used to manufacture Product(s) that cannot otherwise be used for other customers by Supplier and are identified at NPI or later added to a Product at HP's request. HP Unique Parts shall include all HP Strategic Parts.

2.5	"New Spares" means Spares manufactured by Supplier that have not been previously sold or used. New Spares are included in the definition of Spares.

2.6
"NFF" or "No Fault Found" means a Spare Unit or Product Unit that is returned to Supplier for repair or replacement, but which completely passes testing by Supplier or Supplier's contractor. (Also known as NTF or No Trouble Found.)

2.7	"Repairs" means a Spare that has been repaired by an authorized repair process and provider.

2.8	"Service Support Life" (SSL) means the time period in which HP is obligated to provide support to its customers as per Section 4.

2.9
"Spares" (also known as Field Replaceable Units or FRUs) means field replaceable units up to and including the whole product but not limited to, Products, documentation , packaging and software which may be kitted, labeled, and packaged ready for shipment to HP, HP third parties and/or HP customers. Spares can be New Spares or Equivalent-to-New.

2.10	"Support Services" means provision of Spares as well as other Supplier obligations applicable to support.

2.11	"Virtual Return" means a part that has been removed during a service event or a failed Spare but is not physically returned to the Supplier in order to receive warranty credit or replacement.

3.	Precedence. Unless otherwise specifically stated, as to any conflict between this Exhibit and the Agreement, this Exhibit prevails.

Exhibit 10.8

4.
Service Support Life. Supplier recognizes that HP has commitments for a minimum of […***…] beyond the last delivery of HP Product to provide service and support to customers. Supplier agrees to provide Support Services while the Product is being manufactured and, for a minimum […***…] after EOML even if (i) Product is discontinued by Supplier, (ii} the Agreement is terminated, or (iii) HP notifies Supplier that HP is suspending purchases of Product.

4.1	In order to fulfill said SSL obligations, Supplier will make necessary Last Time Buys (LTBs) and other purchases of Parts per Section 11.7 of this Amendment.

4.2
HP reserves the right to require a longer SSL as new products are introduced. HP will identify this support requirement to Supplier during product award and the new product introduction (NPI) planning process Supplier will plan support for these products and provide pricing that aligns to the requested support period.

4.3
[…***…] prior to the end of SSL, Supplier will provide HP or HP's authorized third party with written notice of the discontinuance date of Spare(s). HP or HP's authorized third party will have no obligation to purchase any remaining material at the time of discontinuance except as set forth in Section 11.7. With the […***…] notification, Supplier will provide HP or HP's authorized third party the opportunity to place a last time buy (LTB) if required. Dot Hill will use commercially reasonable efforts to provide a leadtime for any LTB that does not exceed standard leadtimes.

5.	Warranties. In addition to warranties established elsewhere in the Agreement , the following warranties apply:

5.1	All warranties for New Spares, including warranty duration and warranty remedies, will be provided as defined in the Agreement and this Exhibit applicable to Products.

5.2	Warranties for Equivalent-to-New and Repairs will be […***…] from the date of delivery or the remaining period of the original Product Warranty Period, whichever is longer.

5.3	While a Field Return is covered by Supplier's warranty , whether returned from HP or an HP authorized third party, Supplier will provide replacement (new or Repaired) Spares.

5.4	OMITTED.

5.5
Supplier warrants that Support Services will conform to the requirements set forth in this Exhibit, including Attachment 1 to this Exhibit "Technical and Quality Requirements", incorporated by this reference.

5.6	Supplier warrants that it ships only […***…].

5.7
HP reserves the right to appoint an authorized service agent to administer the warranty process(s) including but not limited to warranty entitlement. Supplier will recognize said appointment and will assist HP's authorized service agent, as required by HP, to administer and maintain applicable warranty process described herein.

5.8
Spares warranty entitlement will be initially determined at HP, an authorized HP third party and/or by Supplier incoming receiving and will be based on the following guidelines, listed by precedence: (i) […***…]; (ii) […***…]; (iii) […***…]; or (iv) […***…]. Final warranty entitlement will be confirmed by Supplier.

5.9	Virtual Return Warranty.

*** Confidential Treatment Requested

Exhibit 10.8

5.9.1	For in-warranty Field Returns in countries with restrictions regarding exporting of defective material, including but not limited to; […***…].

5.9.2	Virtual Return warranty remedy may be a replacement Spare if Supplier is unable to provide credit.

5.9.3	For any Spare managed as a Virtual Return, Supplier will not be obligated to reimburse HP for warranty event costs related to freight as described in Section 9.4.

5.9.4	The Parties agree to negotiate in good faith additional Virtual Return opportunities within the […***…] following execution of this Amendment.

6.	Pricing.

6.1	Spare Pricing.

6.1.1	Spares pricing will be agreed to between the Parties on a […***…] basis.

6.1.2
If HP has specific packaging and/or kitting requirements, a packaging and kitting fee may be proposed by Supplier and accepted by HP if not otherwise provided in the Agreement. Any proposed packaging and kitting prices must be justified by Supplier by providing sufficient level of detailed information.

6.1.3
After EOML and during SSL, the objective is that pricing for Spares will remain at the same amount or less as of manufacturing end; however, the Parties acknowledge that there may be exception cases when the price of a Spare may increase after EOML. Any such price increase will be presented by Supplier with reasonable justification and transparency and approved by HP; which approval will not be reasonably withheld.

6.2	Repair Pricing.

6.2.1
Supplier will provide the cost to refurbish or repair a Field Return deemed out-of-warranty or inwarranty by date but then classified as Customer Induced Damage ("CID") to HP with the objective that repair costs will not be more than the price of a new Spare; however, the Parties acknowledge that there may be exception cases when the price of a Repair may be greater than the new Spare. Any such price increase will be presented by Supplier with reasonable justification and transparency and approved by HP; which approval will not be reasonably withheld. If logistics expenses are being charged back to HP, then repair pricing will include such logistics costs, and they will be listed separately.

6.2.2	Repair pricing shall be consistent with industry standards.

6.3	Pricing format.

6.3.1	Supplier will submit pricing in the format reasonably requested by HP including sufficient detail of raw material, other material and additional costs.

6.4	Pricing Review Schedule.

6.4.1
Unless otherwise agreed in writing, Supplier will submit […***…] pricing to HP for Spares and Repairs no later than […***…] after the end of each […***…] and such pricing will go into effect for the subsequent HP […***…].

6.4.2
If HP fails to input new pricing into its purchasing system prior to placing purchase orders that are subject to the new pricing, Supplier will later issue a credit of invoice to 'true-up" the differences.

6.5	Most Favored Customer Pricing.

6.5.1
Under substantially similar terms and conditions , Supplier will not at any time set the purchase price for Spares and Repairs to exceed the prices then charged to Supplier's other customers for like quantities of Spares.

6.5.2	Price elements such as labor, overhead, profit and packaging will be consistent with industry standards.

*** Confidential Treatment Requested

Exhibit 10.8

6.5.3
Supplier will maintain a vigorous cost reduction program prior to EOML to ensure that the prices charged to HP are aggressive and competitive at all times. Supplier will provide HP with a plan for continuous pricing reductions and said plan will be reviewed on a […***…]. Furthermore, prior to EOML, Supplier agrees that the same price reduction methodology provided on Products will be applied to New Spares.

6.5.4	HP reserves the right to perform pricing audits on Spares and Repairs as per the audit terms in the Agreement.

7.	Supplier Regional Requirements.

7.1
Supplier will maintain facilities in each of three regions; Americas ("AME"), Europe, Middle East and Africa ("EMEA") and Asia Pacific, Japan "(APJ"). Supplier will ship Spares to HP distribution warehouse locations and/or HP authorized third party locations, and/or HP customers (in the case of the Direct Fulfillment Supply Model) (collectively, "Supply Hubs") and accept returns sent from Supply Hubs to one of its regional facilities. Supplier will make commercially reasonable efforts to locate the facilities near Supply Hubs. Supplier may not change the location of its established regional facilities without approval from HP, which approval will not be unreasonably withheld.

7.1.1	HP and Supplier may mutually agree to additional Supplier facilities in sub-regions such as at the country level.

7.2
Supplier's regional facilities will be open on Business Days. Supplier will provide after hours support, twenty-four (24) hours a day and seven (7) days a week , if requested by HP. Supplier will provide after hours contact procedures to allow HP to contact Supplier twenty-four (24) hours a day and seven (7) days a week.

7.3	Supplier will have English-speaking employees available in all sites for communication with HP. Memos, reports, and other communications from Supplier will be in English and in writing.

7.4
Escalations. Supplier will designate global and regional Supplier representatives who will act as HP Services' primary contact for any service issues including, but not limited to, Spares procurement, exchange, repair or quality. Supplier must prepare and present to HP Services an internal written escalation process and said representative(s) or designated backup(s) must be available to HP Services, at least by pager or cell phone, twenty-four (24) hours a day, seven (7) days a week , fifty-two (52) weeks a year. Global and regional business contacts and escalation contacts are shown in Attachment 4. Supplier will update Attachment 4 with appropriate contacts twice a year or as required as personnel changes are made.

8.	Regional Supply Models I KPIs/ Corrective Action and Compensation to HP. Supplier will fulfill requirements for specific regional supply models as set forth below.

8.1
Each supply model includes certain key performance indicators (KPIs). KPIs will be used to measure performance in each region. Measurements will be rounded to the nearest whole percentage point, e.g. 98.00% through 98.49% = 98%. Supplier will provide KPI data and other operational reports to HP in format and frequency reasonably requested by HP. Supplier will keep information available to HP online.

8.2
HP and Supplier acknowledge the importance of HP satisfying its service and support obligations to its customers, in particular during the SSL as established herein. Supplier understands that its failure to meet its obligations throughout the SSL will cause HP to suffer damages, and that the amount of such damages will be difficult to determine. Therefore, the Parties agree that the action limits for corrective action and/or compensation to HP set forth below will apply for each supply model, as will the caps on the amount of such damages.

8.3	Region: World Wide.

8.3.1	Supply Model - Purchase Order

*** Confidential Treatment Requested

Exhibit 10.8

8.3.1.1	HP or a HP authorized third party will place purchase orders (PO) on Supplier for applicable Spares or Repairs as required to meet inventory objectives.

8.3.1.2	Supplier will acknowledge PO within […***…].

8.3.1.3	Lead-time for New Spares will be […***…] (not including transit).

8.3.1.4
Repair turnaround time (as defined below in KPI Definitions) will be […***…] In most cases , Supplier is fulfilling repair POs with existing repaired inventory and not the specific unit that was returned for repair.

8.3.1.5	Supplier agrees to make commercially reasonable efforts to bring in or push out PO delivery dates if requested by HP.

KPI's

KPI	REQUIREMENT	ACTION LIMIT	Compensation Limit
[…***…]	[…***…]	[…***…]	[…***…]
[…***…]	[…***…]	[…***…]	[…***…]
[…***…]	[…***…]	[…***…]	[…***…]
[…***…]	[…***…]	[…***…]	[…***…]
[…***…]	[…***…]	[…***…]	[…***…]
[…***…]	[…***…]	[…***…]	[…***…]

8.3.2	KPI Definition Details

8.3.2.1
On Time Delivery (OTD). OTD measures Supplier's ability to supply Spares and Repairs to HP based on a PO request and the requested date in which the material will be received. It is expected that Supplier will not ship Spares early unless there is agreement from HP. Example: if Supplier is requested to send […***…] due on […***…] and […***…] are received by HP on […***…] and […***…] is received on […***…] and […***…] is received on […***…] the OTD is […***…]. If per section 8.3.1.5 above, Supplier makes a good faith effort to meet a changed PO date based on HP's request but is unable to do so the specific instance will not be taken into account in this OTD KPI.

8.3.2.2
Delinquent POs is a measure of how far off an order was received from the requested delivery date due to material or other Supplier issues. For example, if New Spares were to have been received by HP or HP authorized third party on […***…], but were not received until […***…] the metric would be […***…] delinquent. If per section 8.3.1.5 above, Supplier makes a good faith effort to meet a changed PO date based on HP's request but is unable to do so the specific instance will not be taken into account in this Delinquent PO KPI.

8.3.2.3
New Product Introduction (NPI). Supplier will ensure it has all applicable approvals including packaging approvals and will meet HP's or HP Authorized third party's NPI PO delivery date for Spares (typically […***…] before Launch Date) that have

*** Confidential Treatment Requested

Exhibit 10.8

been forecasted by HP. NPI Readiness measures Supplier's ability to have Spares available as required by HP. NPI Readiness is calculated as follows: the number of new Spare part numbers with an on-hand-balance in HP's or HP's authorized third party's regional warehouse less than quantity forecasted by HP at the time required by HP where such shortage is caused by a Supplier performance issue.

8.3.2.4
Confirmed Defective on Arrival (DOA). Supplier will be responsible for any Confirmed Defective on Arrival (DOA) product that results in less than a […***…] good material rate. Confirmed DOA measures Spares which HP identifies as failing at installation and which Supplier confirms as a failure. Failures include but not limited to; (a) wrong part in box; {b) missing components; (c) physical damage; {d) non-functional at installation; or (e) assembly issue. Confirmed DOA is measured as follows: the number of Field Returns which HP identifies as a DOA during any […***…] and which Supplier confirms as a failure divided by the number of Spares shipped during […***…]. DOA% will be calculated at the part number level. Supplier is accountable for providing reliable and accurate metrics on a […***…] basis with sufficient backup details. The Parties will discuss and agree on any adjustment.

8.3.2.5	Multiple Return Occurrences (MROC).

8.3.2.5.1
A Field Return is considered a MROC when it has been through the field return process more than […***…]. Supplier's internal data collection system must be designed such that it can correctly identify the number of times that a part has been returned.

8.3.2.5.2	Supplier will provide […***…] metrics and back up details.

8.3.2.5.3	A Field Return returned to Supplier as defective must not be repaired more than
[…***…]. Upon the […***…] return I repair occurrence, the Field Return must be removed from the support supply chain and scrapped by Supplier at Supplier's expense. Any exception(s) to this MROC rule must be documented by Supplier and agreed to by HP. Supplier will maintain a system that tracks the Field Returns to ensure that this requirement is met and that the system ties each of Supplier's regional facilitates to this requirement in the case a return from one region is redistributed to another.

8.3.2.6
Repair Turn-Around-Time (TAT) measures the number of […***…] from the date the Supplier signs for delivery to the time Supplier ships back to HP (the day the carrier takes the shipment from Supplier's dock). Supplier is responsible to report its Repair TAT at […***…] for Repair TAT achieved in the […***…]. Notwithstanding the foregoing, the Parties agree that in a unique situation whereby the exact unit returned for repair must be returned to the same customer, than that specific order will be removed from the Repair TAT calculation.

8.3.3	Corrective Action Requirements

8.3.3.1
When KPI action limits are exceeded, Supplier will provide an analysis indicating the cause(s) of any service problem and whether Supplier , HP or both are responsible to fix the problem . When it is determined that Supplier or both Supplier and HP are responsible, Supplier will provide a written corrective action plan to HP.

8.3.4	Compensation to HP

8.3.4.1	When certain KPI Compensation Limits are exceeded HP may request compensation and if so, Supplier will pay HP as set forth below on a per region basis.

8.3.4.1.1
OTD. If […***…] OTD is below the Compensation Limit in the above table, Supplier will pay HP […***…]% of the total monthly invoice for Spares (both new and OOW replacement) in the applicable region, for each […***…]% reduction in OTD below […***…]%. Example: […***…]. HP and

*** Confidential Treatment Requested

Exhibit 10.8

Supplier agree that this formula bears a reasonable relationship to the range of actual damages that would flow from Supplier's failure to meet required delivery dates. Such payment will not limit any remedies HP may have for other breaches, however, if Supplier is obligated to pay HP based on the NPI KPI below; then the specific NPI orders will be removed from this OTD calculation. For each […***…], HP will grant Supplier one grace period such that if Supplier's OTD performance is above the compensation limit in […***…] where the performance level was at or below the compensation limit HP will not charge compensation.

8.3.4.1.2	Delinquent PO. If any PO is […***…] or more past the requested delivery date Supplier will use expedited or premium freight at no additional cost to HP.

8.3.4.1.3
NPI. Supplier will pay HP […***…]% of total […***…] invoices for the applicable New Spares if, […***…], Supplier non-performance caused two or more NPI readiness problems. HP and Supplier agree that this formula bears a reasonable relationship to the range of actual damages that would flow from Supplier's failure to have Spares in stock at Launch Date. Such payment will not limit any remedies HP may have for other breaches.

8.3.4.1.4
DOA. Supplier will pay HP per the KPI table for […***…] Confirmed DOA. Such payment will not limit any remedies HP may have for other breaches. Confirmed DOA subject to Compensation will be limited to Spares in which HP has claimed a DOA within […***…] from the date Spare was shipped from Supplier's facilities and Supplier has confirmed said DOA within […***…] after physical receipt at Supplier's facility. If Supplier has not provided resolution to a claimed DOA within […***…], said DOA will automatically be declared Confirmed.

8.4
Additional Compensation. For Supplier's non-performance of its obligations to provide Support Services not otherwise expressly stated herein, Supplier acknowledges that HP is relying on Supplier to provide Spares and that these Spares are needed for customer support and that HP will suffer substantial damages if Supplier does not perform its obligations under this Exhibit. Non-performance is defined as a material failure to comply with obligations that after several requests for corrective action and appropriate escalations, performance has not improved. Therefore , the Parties agree to use an average invoice amount of New Spare purchases from the […***…] of invoices prior to the non-performance, and Supplier will pay HP […***…]% of total […***…] invoices of New Spare purchases based on that average prorated for the length of non-performance. Example: […***…]. HP and Supplier agree that this formula bears a reasonable relationship to the range of actual damages that would flow from Supplier's non-performance. Such payment will not limit any remedies HP may have for other breaches.

8.5	Compensation Limit. The amount of the combined compensation payments to be made by Supplier to HP under this entire Section 8 will not exceed […***…] in any given HP fiscal year.

9.	Field Returns Requirements.

9.1
Supplier will promptly test Field Returns and advise HP of the quantity of in and out of warranty Field Returns received. Supplier will update the relevant system and/or generate weekly report summarizing Warranty determination results. Field Returns received by HP from HP customers and then sent to Supplier are provided by HP in the same condition as received by the HP customer.

9.2	If HP requests a Return Material Authorization ("RMA") process, Supplier will provide the RMA Number within […***…].

*** Confidential Treatment Requested

Exhibit 10.8

9.3
Supplier may request that HP turn off Field Returns for OOW and/or late in life cycle Spares if Supplier inventory is significantly more than demand. Supplier must provide justification and request must be approved by HP and be implemented per HP's standard processes.

10.	Logistics.

10.1
Spares and Field Returns will be shipped per the guidelines in Attachment 6 Freight Flows. Any deviations from such guidelines will be noted and agreed to in writing by the Parties. To ensure lowest possible costs, Supplier agrees to use HP freight rates where these are less than Supplier rates.

10.2	No markup will be added to transportation costs.

10.3	If any shipment delays are a result of Supplier non-performance, Supplier will expedite and use premium transportation, including premium international freight, at no additional cost to HP.

11.	Inventory.

11.1	Forecasts. When a new Spare part number is created, HP will provide an initial forecast. HP will provide
[…***…], rolling forecasts afterwards, however Supplier will be responsible for requesting forecasts and escalating accordingly if regular forecasts are not being provided by HP. Any forecast provided by HP is for the convenience of Supplier, is non-binding (except as described in Section 11.7 below), and does not create an obligation to purchase. Supplier is ultimately responsible for forecasting and planning both new Spares and Repairs. If there is a significant difference between HP's forecast and Supplier's forecast, Supplier has the obligation to facilitate discussion of assumptions and disconnects. Notwithstanding the foregoing; LTB and HP Unique Part forecast preparation responsibility is per Section 11.7 below.

11.2
Minimum Order Quantity (MOQ). There will be no MOO for order from Supplier to HP for Spares or Repairs including the NPI phase and as the product approaches the end of SSL (Reference Section xx for MOQ on components).

11.3	Planning.

11.3.1
Expertise. Supplier will provide materials management expertise related to the management of Spares and Field Returns. Supplier's materials management expertise will include demand forecasting in a reverse logistics environment, future forecasting based on data such as lifecycle curves and historic demand, and management of inventory levels throughout the supply chain.

11.3.2
Supplier will maintain a long term supply plan for each Spare showing how Supplier intends to provide Spares and associated Services. This plan will address ongoing repair capabilities, ongoing manufacturing of Spares, sourcing of materials and lower level components (LLC) including identifying use of secondary sources, HP approved functional equivalents, and making last time buys of discontinued materials or LLC to assure material availability.

11.4	New Product Introduction ("NPI").

11.4.1	HP may add Spares if such Spares support Products provided by Supplier. Supplier will make commercially reasonable efforts to meet HP's NPI schedules.

11.4.2	Pricing and Support Information. When adding a new Spare, Supplier will provide pricing information in time frame reasonably requested by HP.

11.4.3	Supplier will identify all HP Unique Parts at the NPI phase of a new Product.

11.5
Excess and Obsolescence. With the exception of Section 11.7 below, HP will have no obligation to purchase any of Supplier's inventories including but not limited to; finished goods inventory, lower level components, and packaging material. Without limiting the foregoing, HP will not have any obligation to pay for or reimburse Supplier for any inventory revaluation costs, inventory holding costs, purchase price variances, or costs Supplier incurs related to excess/obsolete inventory. Supplier agrees to provide HP a first right of refusal regarding any excess or obsolescence.

*** Confidential Treatment Requested

Exhibit 10.8

11.6
Components. Supplier is solely responsible for providing all materials. Supplier acknowledges it is responsible for maintaining a supply of all materials required for provision of Support Services and, if required, to make a MOQ buy or LTB of materials, including HP Unique Parts (subject to Section 11.7 below), any Buy-Sell Parts or any other HP-provided materials to Supplier, based on the Service Support Life of the Product. HP is not obligated to continue to provide Buy-Sell Parts or any other HP-provided materials in lieu of a LTB.

11.7
LTB Process and Inventory Liability. In order to support the obligations for SSL in Section 4, the Parties acknowledge there may be a need for Supplier to place orders for HP Unique Parts or LTBs for any type of Part (Unique or not). For purposes of this subsection, LTB shall mean Last Time Buy of material from a sub supplier of Supplier, or (depending on the circumstances) Last Time Build of assemblies that are announced by Supplier or Supplier’s contract manufacturers (or similar service providers). When such situation occurs the following process will be followed:

11.7.1
Supplier may, in its discretion, provide HP notice that it requires a forecast of HP requirements during SSL, either for :(a) specific HP Unique Parts or; (b) any type of Part that is subject to a LTB.

11.7.2	HP will provide such forecast, calculated in good faith and broken down by annual requirements, from the time of the notice until the end of SSL (typically […***…]) .

11.7.3	Supplier will procure and maintain such inventory until the end of SSL to fulfill the forecast.

11.7.4	[…***…].

11.7.5
At the end of […***…], HP will update the forecast for the remaining SSL and if additional inventory is needed above the original forecast for […***…], HP may determine that excess from […***…] be kept and HP will assume inventory liability for such excess. If HP determines that it does not want to keep excess from years 1-3, Supplier may dispose of excess in its discretion.

11.7.6
Supplier is responsible for communicating to HP the excess inventory status no later than […***…] prior to the end of SSL. Supplier will use reasonable efforts to sell any excess inventory on the open market and any monies from such sales will be used to offset HP's liability.

11.7.7
If Supplier can demonstrate that it purchased required inventory per the process above and demand subsequently is greater than planned and Supplier has used commercially reasonable efforts to locate material in the marketplace but such material is unavailable, then Supplier shall not be responsible for delivery of Spares or Repairs.

12.
Proprietary Parts. Supplier acknowledges the HP goal to protect HP investment in certain parts (including the HP intellectual property contained therein) and, therefore, HP may designate certain parts as strategic, provided Supplier agrees in writing, ("HP Strategic Parts"). A list of HP Strategic Parts may be added as an Attachment hereto by HP providing such information to a contact as designated by the Supplier, and may be updated from time to time in the same manner. The Parties agree that the initial information, any updates thereto, and the individual parts listed are HP Confidential Information. Supplier agrees that (i) it only will sell HP Strategic Parts to HP;(ii) it will not sell (or sell for resale) HP Strategic Parts to any other party; and (iii) it will not disclose the existence or identity of HP Strategic Parts to any third party without HP's prior written consent. If Supplier receives an HP Strategic Part for repair and, during the course of repair, Supplier determines that such HP Strategic Part is unable to be repaired; Supplier agrees to destroy such HP Strategic Part in accordance with its normal destruction process in a timely manner. Supplier agrees to maintain an online log to which HP will have access of HP Strategic Parts that have been destroyed (Destruction Log). […***…].

13.
Reports. Supplier will provide information and/or reports in format and frequency reasonably requested by HP. Supplier agrees to invest in required resources including labor, hardware and software to provide reports at no additional cost to HP. Reports may include, but are not limited to:

13.1	KPI reports (per KPIs as listed in Section 8).

13.2	Warranty reports (number of in and out of warranty Field Returns received by Supplier).

13.3	Quality reports (as per Attachment 1Technical and Quality Requirements).

*** Confidential Treatment Requested

Exhibit 10.8

14.
Global Data Storage Device Handling and Security Standards. Supplier will adhere to and ensure that all subcontractors, suppliers, and HP OEMs adhere to HP Disk Sanitization processes and procedures attached as Attachment 5: HP GPSC Global Data Storage Device Handling and Security Standard, as may be amended by HP from time-to-time.

15.
Supplier Management Program. Supplier agrees to meet formally with HP as requested, […***…], to review Supplier's performance, establish performance metrics to drive continuous improvements, and discuss other matters of interest.

16.
Business Continuity I Disaster Recovery Plan. Supplier will develop, document and keep current a formal Business Continuity Plan(s) (BCP). A BCP will detail Supplier's strategies for response to and recovery from a broad spectrum of potential physical or financial disasters that could disrupt service and support operations and timely delivery of Product or Services required pursuant to this Exhibit. Upon request, Supplier will make its BCP(s) available to HP for review. Supplier will use all reasonable efforts to prevent disruption to Support Services and to restore Support Services within […***…] in the event of a disruption. In the event of a disruption or possible disruption Supplier will notify HP as soon as reasonably possible.

17.
Third Party Services. HP may use an HP authorized third party to provide services related to support. Supplier will work with such HP designated third party and provide the same service level as Supplier would provide to HP.

18.
Additional Support Services. If additional or different Support Services are requested by HP, Supplier will use commercially reasonable efforts to promptly negotiate details of such requirements. Such additional or different Support Services will be governed by the Agreement.

19.	Survival and Termination.

19.1	This Exhibit survives expiration or termination of the Agreement and HP may continue to purchase Support Services under the terms of the Agreement for the Service Support Life.

19.2
In the event that termination of Support Services for any reason, prior to the end of the SSL, HP and Supplier will cooperate with each other in good faith on the formulation of a transition plan within […***…]. Upon completion and mutual agreement of the transition plan, HP and Supplier will begin transition. The transition will not exceed […***…] from the date of a completion of the transaction plan. The Agreement terms will continue to govern Support Services until the transaction plan is complete.

20.
NFF. If a Field Return is NFF, Supplier shall return the Field Return to HP at HP's risk and expense. If the NFF rate exceeds […***…] of HP's returns during any six-month period ("NFF Trigger"), the Parties shall, acting in good faith , meet, discuss and implement a mutually agreed upon corrective action plan to modify processes and procedures in an effort to decrease the NFF rate ("NFF Plan"). Such NFF Plan shall be implemented within […***…] of the NFF Trigger, and each party shall be liable for and absorb the costs of its own activities, employees and agents with respect to such NFF Plan. If during the […***…] after the NFF Plan is implemented the NFF rate does not decrease below […***…]%, the Parties shall escalate the issue to personnel at the Director or VP level, and such personnel shall create a different or additional NFF Plan. This process shall be followed repeatedly until the NFF rate falls below […***…]%. Further, if an NFF Trigger occurs again, the Parties will follow the process set forth in this subsection until the NFF rate falls below […***…]%, again.

*** Confidential Treatment Requested